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                                                                      EXHIBIT 5

                              PALMER & DODGE LLP
                   One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                             Facsimile: (617) 227-4420

                               November 12, 1997

Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02154

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 6,000,000 shares of Common Stock, $.01 par value (the "Shares"), of Parametric Technology Corporation ("Parametric"), a Massachusetts corporation. We understand that the Shares are to be issued as described in the Registration Statement at not less than their par value.

  We are general counsel to Parametric and are familiar with the proceedings of its stockholders and Board of Directors, respectively. For purposes of this opinion, we have examined and relied upon the Registration Statement and such other documents and records as we have deemed necessary.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name therein and in the related prospectus and proxy statement under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Palmer & Dodge llp
                                          Palmer & Dodge llp